Exhibit 10.5

FORM OF

TRADEMARK LICENSE AGREEMENT

This Trademark License Agreement (this “Agreement”), dated [            ], 2016 (the “Effective Date”), is by and between ConAgra Foods RDM, Inc. (“Licensor”), a                      corporation, and [                                        ], a                     corporation (“Licensee”). In this Agreement, Licensor and Licensee are each referred to as a “Party” and together as the “Parties.”

RECITALS

1. Licensor is a wholly owned subsidiary of ConAgra Foods, Inc. (“ConAgra”). ConAgra is engaged, directly and indirectly through certain of its subsidiaries, in the LW Business (as such term is defined in the Separation Agreement).

2. Licensor owns goodwill and trademarks including the Licensed Marks (as later defined herein) that are used in both the LW Business and in other businesses in which Licensor is engaged.

3. Licensee is currently a wholly owned subsidiary of ConAgra, and will, following the completion of the LW Transfer (as such term is defined in the Separation Agreement), become a wholly owned subsidiary of Lamb Weston Holdings, Inc., a Delaware corporation (“SpinCo”).

4. SpinCo and ConAgra are Parties to that certain Separation and Distribution Agreement, dated as of the Effective Date (the “Separation Agreement”), pursuant to which, SpinCo and ConAgra have agreed to separate ConAgra’s business into two separate publicly traded companies: (1) ConAgra, which will continue to own and conduct, directly and indirectly, the Retained Business (as such term is defined in the Separation Agreement) and (2) SpinCo, which will own and conduct, directly and indirectly, the LW Business.

5. In connection with the Separation Agreement and related transactions, Licensor wishes to grant Licensee, and Licensee wishes to receive, a license to use the Licensed Marks for use in the LW Business on the terms and conditions set forth herein in exchange for common stock of Licensee.

In consideration of the foregoing and of the mutual promises and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1

DEFINITIONS

For purposes of this Agreement, the following terms have the meaning given them in this Article 1. Other capitalized terms have the meanings given them elsewhere in this Agreement.

1.1 “Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with such Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by agreement or otherwise.

1.2 “Alexia Marks” means the trademarks identified as Alexia Marks in Schedule A attached hereto and the foreign language translations and foreign character equivalents of such trademarks.

1.3 “Complementary Marks” means the trademarks identified as Complementary Marks in Schedule B attached hereto and the foreign language translations and foreign character equivalents of such trademarks.

1.4 “Discontinued Licensed Products” means bread, onion rings, mozzarella sticks, and breaded mushrooms using the Licensed Marks.

1.5 “IP Allegation” means any allegation or claim by any third party that any of the Licensed Marks is invalid or infringes, dilutes or violates the rights of any third party.

1.6 “Licensed Marks” means the Alexia Marks and Complementary Marks.

1.7 “Licensed Products” means frozen food products made from potatoes or sweet potatoes, such as french fries, oven fries, waffle fries, crinkle-cut fries, roasted fries, roasted potatoes, potato puffs, chopped and formed potatoes, and hashed browns. Licensed Products also includes frozen potato and vegetable products that are at least 50% potatoes by weight sold by or on behalf of Licensee using the Licensed Marks.

1.8 “Marketing Materials” means all advertising and marketing materials, including packaging, tags, labels, advertising, marketing, promotions, displays, display fixtures, instructions, technical sheets, user guides, data sheets, warranties, websites and other materials of any and all types, in any format or media, associated with the Licensed Products.

1.9 “Material Breach” shall have the meaning ascribed in Section 6.3.

1.10 “Material Incident” means any one of the following: (a) a series of significant quality problems related to the same root cause, demonstrating a potential failure of Licensee’s quality control system, (b) an unsatisfactory audit conducted by Licensor or its designee, or (c) the loss of a quality certification.

1.11 “New Registrations” shall have the meaning ascribed in Section 3.4(b).

1.12 “Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or other entity or organization or any federal, state, local, provincial, foreign or international court, tribunal, judicial or arbitral body, government, department, commission, board, bureau, agency, official or other regulatory, administrative or governmental authority or any national securities exchange.

1.13 “Promotional Items” means items bearing any of the Licensed Marks which are sold or given away in connection with the promotion of Licensed Products or of Licensee’s corporate identity generally (e.g., pens, mugs, clothing, and comparable items).

1.14 “Subsidiary” of any Person means another Person (other than a natural Person), of which such Person owns directly or indirectly (a) an aggregate amount of the voting securities, other voting ownership or voting partnership interests to elect a majority of the Board of Directors or other governing body or (b) if there are no such voting interests, 51% or more of the equity interests therein.

1.15 “Supplier” means a Person that manufactures or packages Licensed Products for the Licensee under a written agreement with the Licensee.

1.16 “Unauthorized Use” means any actual, potential, or threatened infringement, misappropriation, act of unfair competition, or other harmful or wrongful activities by any Person with respect to any of the Licensed Marks.

ARTICLE 2

LICENSE

2.1 Scope of License.

(a) Subject to the terms and conditions of this Agreement, Licensor grants to Licensee an exclusive, royalty free, revocable right and license to use the Alexia Marks throughout the world during the Term for Licensed Products and on Promotional Items and Marketing Materials related to Licensed Products. Licensor also grants Licensee the limited right to sublicense the Alexia Marks in accordance with the terms of Section 2.4.

(b) Subject to the terms and conditions of this Agreement, Licensor grants to Licensee an exclusive, royalty free, revocable right and license to use the Complementary Marks throughout the world during the Term for Licensed Products and on Promotional Items and Marketing Materials related to Licensed Products, which Licensed Products also bear one or more of the Alexia Marks. Licensor also grants Licensee the limited right to sublicense the Complementary Marks in accordance with the terms of Section 2.4.

(c) Subject to the terms and conditions of this Agreement, Licensor grants to Licensee an exclusive, royalty free, revocable right and license to use the Licensed Marks throughout the world for Discontinued Licensed Products and on Promotional Items and Marketing Materials related to Discontinued Licensed Products. The license provided for in this Section 2.1(b) expires six months after the Effective Date for all of the Discontinued Licensed Products other than the onion rings. The license provided for in this Section 2.1(b) related to onion rings expires 12 months after the Effective Date. Licensee will have no right to use the Licensed Marks on the Discontinued Licensed Products after that time.

2.2 Exclusivity. For the avoidance of doubt, Licensor shall not use the Licensed Marks in connection with Licensed Products, but Licensor retains the right to use the Licensed Marks on food products other than Licensed Products, including but not limited to frozen vegetables.

2.3 Use of Licensed Marks in Domain Names and URLs and on Social Media Sites. Licensee has no right to use the Licensed Marks in association with a domain name or URL except as expressly agreed in writing by Licensor. To the extent that Licensee wishes to promote its use of the Licensed Marks through Licensor’s website or social media sites, Licensee shall make such requests in accordance with Section 4.2 and Licensee shall pay Licensor a fair market value fee for Licensor’s services related to implementing such requests, including for updating Licensor’s website or social media sites.

2.4 Right to Sublicense.

(a) Licensee shall not sublicense its rights under this Agreement or grant any third party the right to use the Licensed Marks except as expressly provided in this Section 2.4. No purported sublicense or grant of rights in violation of the preceding sentence will be effective. Licensee shall ensure that any sublicensee (permitted or not) complies with the obligations required to be imposed by the provisions of this Section 2.4. The rights granted by Licensee in an authorized sublicense shall be no greater than those granted to Licensee in this Agreement and described in Sections 2.4(b) and 2.4(c). Each sublicense will terminate upon termination of this Agreement.

(b) Licensee may sublicense to an Affiliate or Supplier the right to use the Licensed Marks for Licensed Products and on Marketing Materials and Promotional Items related to Licensed Products. Such sublicense will not include any right to further sublicense and will not be effective until such Affiliate or Supplier agrees in writing that it is subject to the terms and conditions of this Agreement.

(c) Licensee may grant permission to its distributors and sales representatives to use the Licensed Marks in a limited manner incidental to the promotion and sale of Licensed Products, provided that Licensee enters into a written agreement with such distributors and sales representatives that: (i) permit them to use the Licensed Marks only in a pre-approved manner; (ii) prohibits them from sublicensing or granting any rights in the Licensed Marks; and (iii) reserves all ownership rights in the Licensed Marks to Licensor.

2.5 Consideration for the License. In consideration for Licensor’s grant of the right and license to use the Licensed Marks as provided herein, Licensee shall issue to Licensor [    ] shares of common stock of Licensee (the “Licensee Shares”), such that, following the issuance of the Licensee Shares, Licensor shall own, free and clear of all liens, [    ] shares of common stock of Licensee, which represent all of the issued and outstanding shares of Licensee.

2.6 Tax Treatment. The Parties intend that, for U.S. federal income tax purposes, the transactions described in this Article 2 be governed by Section 351(a) of the Internal Revenue Code of 1986, as amended.

ARTICLE 3

OWNERSHIP, REGISTRATION AND ENFORCEMENT OF THE LICENSED MARKS

3.1 Ownership of Licensed Marks. Licensee agrees that Licensor is the sole and exclusive owner of all right, title, and interest in and to the Licensed Marks and all the goodwill associated therewith. Licensee further agrees that its use of the Licensed Marks, including all goodwill and any additional value in the Licensed Marks created by such usage of the Licensed Marks, shall inure solely to the benefit of Licensor. Nothing in this Agreement is to be construed as granting to Licensee or retaining by Licensee any right, title or interest in or to the Licensed Marks, other than Licensee’s rights to use the Licensed Marks in accordance with this Agreement. Licensee also agrees that the Licensed Marks are valid and enforceable. Licensee agrees not to challenge the Licensed Marks, or assist any other Person in doing so. Licensor will maintain the Licensed Marks and pay all fees associated with maintenance of the Licensed Marks. Licensee shall not, at any time during or after the Term, dispute or contest, directly or indirectly, Licensor’s exclusive right and title to the Licensed Marks or the validity thereof.

3.2 Use by Licensee. Use by Licensee of the Licensed Marks shall qualify as valid use by the Licensor. Licensee shall cooperate in taking any actions reasonably requested by Licensor to establish the use of the Licensed Marks by Licensee and its sublicensees, including signing any document, application, filing or agreement, or providing usage specimens reasonably necessary therefor.

3.3 Modification of Licensed Marks. Licensee shall not alter or modify the Licensed Marks in any way. Licensee agrees that it cannot and will not register, or use, any colorable imitation of any of the Licensed Marks or any mark substantially identical or deceptively or confusingly similar thereto.

3.4 Registration and Maintenance of Trademark Rights.

(a) Generally. Licensor shall be responsible for performing all searches, prosecution or other procurement, registration, and maintenance of the Licensed Marks. Licensor is the sole Party entitled to procure and register the Licensed Marks, including any Licensed Marks added to this Agreement by amendment, and is the sole and exclusive owner thereof; provided, however, that if Licensor fails to maintain in force a registration of a Licensed Mark in use by Licensee or to diligently prosecute an application filed for registration of a new Licensed Mark, Licensee may take reasonable actions at its sole cost and expense to maintain in force a registration for such Licensed Mark or to prosecute the application filed for the new Licensed Mark, and Licensor shall reasonably cooperate with Licensee in connection therewith. If Licensor is not using a Licensed Mark for at least one year and Licensee is using such Licensed Mark during that period, Licensee shall reimburse Licensor for Licensor’s reasonable costs and fees, including attorneys’ fees, associated with Licensor’s searches, prosecution or other procurement, and maintenance of such Licensed Mark during such time that Licensor did not use and continues not to use the Licensed Mark.

(b) New Registrations. If a Licensed Mark is not registered or the subject of a pending application in a country in which Licensee is using or intends to use such Licensed Mark, Licensee may request that Licensor pursue trademark registration by giving written notice to Licensor specifying the Licensed Mark, the country or countries in which registration is sought, and the Licensed Product(s) for which Licensee is using or proposes to use the Licensed Mark. Licensor shall conduct a trademark search and provide a copy of any resulting search report to Licensee. Following its review of such search report, Licensee may request that Licensor apply for registration of the Licensed Mark in one or more of the countries for the Licensed Product(s) identified in the request, and if, based on the trademark search or other information that it shares with Licensee, Licensor does not reasonably perceive a significant risk associated with use or registration of the Licensed Mark, Licensor shall use commercially reasonable efforts to pursue registration (“New Registrations”).

(c) Costs. Licensee shall be responsible for and shall reimburse Licensor for all costs and expenses incurred by Licensor in searching, prosecuting or otherwise procuring, registering and maintaining the New Registrations.

3.5 Protection and Enforcement.

(a) Notice and Consultation. If Licensee becomes aware of any Unauthorized Use with respect to any of the Licensed Marks, Licensee shall promptly notify Licensor in writing and provide relevant information in its possession relating to such Unauthorized Use, and the Parties shall cooperate and consult in good faith regarding appropriate action to address the Unauthorized Use, consistent with the provisions of this Section 3.5.

(b) Routine Preliminary Enforcement. Notwithstanding any other provision of this Section 3.5, to address any Unauthorized Use that Licensee reasonably believes is impairing or are likely to impair Licensee’s rights with respect to the Licensed Marks, Licensee may pursue administrative proceedings under the ICANN Uniform Domain Name Dispute Resolution Policy, undertake customs enforcement actions, and send communications or notices (e.g., cease and desist letters) to Persons, if Licensee reasonably believes that such action could not reasonably be expected to provide a basis for declaratory judgment jurisdiction. Licensee is not required to obtain the consent of Licensor prior to taking such action but shall keep Licensor promptly informed of the status and results of such action.

(c) Enforcement by Licensor. Licensor may take such action as it deems appropriate to protect its rights in the Licensed Marks. Licensor shall consult in good faith with Licensee prior to entering into any settlement, consent judgment, or other voluntary final disposition of any action or proceeding that Licensor reasonably believes would materially impair the rights granted to Licensee under this Agreement. If Licensor commences an action or proceeding arising from Unauthorized Use (a “Licensor Action”), Licensor will have the right to control and conduct all negotiations, proceedings, defense and settlement relating to such Licensor Action. The costs associated with and any damages awarded or settlement proceeds recovered in connection with a Licensor Action will be the sole responsibility and property of Licensor. At Licensor’s expense, Licensee shall provide all assistance reasonably requested by Licensor with respect to such Licensor Action. Licensor may join Licensee as a party to such Licensor Action if, in Licensor’s reasonable judgment, joining Licensee would be beneficial to the outcome of the Licensor Action.

(d) Enforcement by Licensee. If an Unauthorized Use involves use of the Licensed Marks in connection with products the same as or readily substitutable for the Licensed Products, and if such Unauthorized Use persists and Licensor does not commence an action or proceeding under Section 3.5(c) within a reasonable time, Licensee shall have the right to undertake an action or proceeding to address such Unauthorized Use after consulting in good faith with Licensor regarding Licensee’s intended undertaking. Licensee promptly shall advise Licensor of Licensee’s intention to institute any such action or proceeding, and shall provide Licensor an opportunity to voluntarily join in such action or proceeding at Licensor’s expense. If Licensor voluntarily joins in any such action or proceeding, any damages awarded or settlement proceeds recovered shall be allocated between the Parties as specifically provided in the applicable award or settlement, or if not so allocated, then by the Parties in good faith after each Party’s out of pocket expenses are satisfied from the proceeds of the award or settlement (pro-rata if there are insufficient funds). If Licensor chooses not to voluntarily join in any such action or proceeding, then at Licensee’s expense, Licensor shall provide any assistance reasonably requested by Licensee with respect to such action or proceeding, and Licensor shall not oppose the joinder of Licensor by Licensee as a party to such action or proceeding if required by law or the applicable court, agency or other tribunal. Licensee shall not enter into any settlement, consent judgment, or other voluntary final disposition of any such action or proceeding without written approval of Licensor, which shall not be unreasonably conditioned, withheld or delayed.

3.6 Defense and Settlement of IP Allegations.

(a) Notice and Consultation. If Licensee becomes aware of any IP Allegation with respect to any of the Licensed Marks, or if either Party becomes aware of any IP Allegation with respect to any of the Licensed Marks relating to the Licensed Products, then that Party shall promptly notify the other in writing and provide relevant information in its possession relating to such IP Allegation, and the Parties shall cooperate and consult in good faith regarding appropriate action to address the IP Allegation.

(b) Resolution by Licensor. Licensor will have exclusive control over the resolution of any IP Allegation, including all negotiations, proceedings, defense and settlement, and specifically including the right to agree to an injunction against further use of any Licensed Mark, provided that no such settlement, consent judgment, or other voluntary final disposition will require any payment by Licensee without Licensee’s prior written consent. When possible under the circumstances, before agreeing to a settlement, consent judgment, or other voluntary final disposition, Licensor shall advise Licensee regarding any part of such proposed disposition which affects or may reasonably be expected to affect Licensee’s use of any Licensed Mark, and shall consider in good faith any alternative terms proposed by Licensee to preserve Licensee’s right to continue to use the Licensed Marks pursuant to this Agreement without interruption.

(c) Resolution by Licensee. If Licensor does not take reasonable action to resolve an IP Allegation within a reasonable period of time following written notice by Licensee: (i) Licensee may assume control over the resolution of such IP Allegation and (ii) Licensee may, among other options, agree to an injunction against further use of any Licensed Mark by Licensee or any of its Affiliates or sublicensees and otherwise settle such IP Allegation with respect to Licensee and its Affiliates and sublicensees, provided that such settlement, consent judgment or voluntary final disposition does not bind or apply to Licensor in any manner without Licensor’s prior written consent.

(d) Assistance. Subject to the foregoing, each Party shall provide such assistance as the other Party may reasonably request in connection with the defense or settlement of any IP Allegation.

3.7 Management of the Licensed Marks. In furtherance of the protection and preservation of the Licensed Marks, Licensee agrees to cooperate and provide reasonable assistance with the administrative activities involving the Licensed Marks and to comply with all reasonable requests by Licensor to review and evaluate the portfolio of Licensed Marks, including reviews of the current and planned use or abandonment of the Licensed Marks.

3.8 Recordation of Agreement. The Parties recognize that in some countries, it may be necessary or desirable to record or register this Agreement, a registered user agreement or other documentation associated with the licenses granted in this Agreement. If Licensor determines that such filing is necessary or desirable, the Parties shall cooperate with respect to the preparation and filing thereof.

ARTICLE 4

QUALITY ASSURANCE

4.1 Quality of Licensed Products.

(a) Licensee shall use the Licensed Marks only in connection with high-quality products and services that comply with all applicable laws and regulations in the jurisdictions in which the Licensed Products are advertised, marketed, manufactured, sold, or distributed. Licensee covenants and warrants that the Licensed Products in connection with which the Licensed Marks are used shall be of at least the quality of similar products sold by Licensor and its Affiliates under the Licensed Marks before the Effective Date.

(b) In connection with the manufacture, packaging, storage, shipment, promotion, distribution, and sale of the Licensed Products, Licensee shall (i) comply with all applicable laws and regulations, (ii) conform to food industry best practices, (iii) not exceed local work hours except for appropriately compensated overtime, (iv) prohibit the use of and not, directly or indirectly, use child labor (i.e., a worker of less than 16 years of age or younger than the compulsory age to be in school), (v) not knowingly use prison or forced labor or purchase materials from a Person that uses prison, forced, or child labor, and (vi) not take any other action that would similarly tarnish or otherwise harm the goodwill or reputation of Licensor or the Licensed Marks.

(c) Sampling and Testing. Licensee, its sublicensees and Affiliates must maintain a testing and sampling program for the Licensed Products manufactured or stored at their facilities, sufficient to determine whether Licensed Products meet the requirements of this ARTICLE 4. Licensee must maintain records of its sampling and testing for at least five years.

(d) Samples. Upon request from Licensor, Licensee must provide Licensor with a reasonable number of samples of the Licensed Products for testing and evaluation.

4.2 Use Of The Licensed Marks On Promotional Items and Marketing Materials Related To Licensed Products. Licensee shall use the Licensed Marks on Promotional Items and Marketing Materials only as approved by the Licensor. Licensor hereby approves all forms of Promotional Items and Marketing Materials related to the Licensed Products as used by Licensor before the Effective Date. Before using any of the Licensed Marks on new Promotional Items or Marketing Materials, Licensee shall provide Licensor with written notice of its intention to do so and three samples of the proposed new Promotional Items or Marketing Materials for Licensor’s approval. Licensor will provide written notice of its disapproval of such new Promotional Items or Marketing Materials within thirty days, or, if no such written disapproval is received by Licensee within that time, the new Promotional Items or Marketing Materials will be deemed approved.

4.3 Monitoring.

(a) Consumer Inquiries. Licensee shall provide information on packages of each Licensed Product to enable consumers to contact Licensee regarding the quality of such Licensed Products. Licensee shall monitor consumer inquiries regarding the Licensed Products bearing the Licensed Marks and provide notice to Licensor of consistent complaints or issues related to quality of such Licensed Products.

(b) Recalls. Licensee shall notify Licensor within twenty-four hours of becoming aware of any facts or circumstances that Licensee reasonably believes may require recall of any Licensed Products bearing any of the Licensed Marks and shall keep Licensor timely apprised of: any internal or external investigation of such facts or circumstances, communications with applicable regulatory agencies, and the progress of any recall efforts.

(c) Reporting. Licensee shall submit reports at least quarterly to Licensor in the form agreed to by the Parties from time to time, sufficient for Licensor to confirm the consistent quality of Licensed Products bearing the Licensed Marks.

4.4 Quality-Control Audits. Licensor or its authorized designee may conduct semi-annual quality-control audits to inspect plants, facilities, products or services bearing or associated with the Licensed Marks. In addition, Licensor or its authorized designee may conduct such quality control audits at any time as the result of a Material Incident or introduction of a new sublicensee or facility associated with production, packaging or distribution of Licensed Products bearing the Licensed Marks. A written notice of audit shall be made at least five business days prior to the commencement of the audit. Any audit shall be conducted during regular business hours and in a manner designed to minimize disruption to Licensee’s normal business activities.

4.5 Independent Inspections. With respect to facilities at which Licensed Products, or ingredients therefor, are manufactured or stored, Licensee agrees to provide Licensor with copies of any and all inspection reports, site visit reports, or the like, generated by Persons other than Licensee personnel. This includes reports generated by any governmental agency.

4.6 Non-Compliance.

(a) Licensee shall promptly notify Licensor of the occurrence of a Material Incident.

(b) If Licensee or any of its Affiliates or permitted sublicensees is not in compliance with the obligations of Section 4.1, or if a Material Incident has occurred (either, a “Quality Issue”), Licensor may give Licensee written Notice of Non-Compliance setting forth a description of the nature of the Quality Issue and a requested action for curing the Quality Issue. Upon Licensee’s receipt of a Notice of Non-Compliance, Licensee shall promptly correct the Quality Issue identified therein by enacting the cure mechanisms described in Section 4.7.

4.7 Cure of Non-Compliance.

(a) Cure Plan. Licensee shall act in good faith, using commercially reasonable efforts to cure or otherwise resolve all Quality Issues as soon as practicable. If the Quality Issue identified in a Notice of Non-Compliance cannot reasonably be cured or otherwise resolved within 10 days, Licensee shall submit to Licensor a written plan to correct the Quality Issues (“Cure Plan”) within 10 days following receipt of the Notice of Non-Compliance. Licensee shall include a Cure Plan in any notification it makes to Licensor of a Material Incident.

(b) Initial Cure Period. After Licensee submits its Cure Plan to Licensor, the Parties shall each appoint a representative to promptly review and discuss in good faith the proposed Cure Plan. When Licensor, in its sole discretion, has approved the Cure Plan, Licensee shall have thirty days or such longer period as approved by Licensor on a case-by-case basis, in its sole discretion, in which to cure the Quality Issues.

(c) Failure to Cure; Reinstatement. If the Quality Issues have not been cured within the time period provided for in the Cure Plan, then such Quality Issues shall be deemed to be uncured (“Uncured Quality Issues”). Licensee shall cease use of the Licensed Marks on, or in connection with, any Licensed Products that are the subject of the Uncured Quality Issues as soon as reasonably practicable but no later than ninety days following the date on which such Quality Issues are determined to be Uncured Quality Issues. During such time, Licensee may not create, manufacture, produce, distribute or otherwise use any Marketing Materials or Promotional Items bearing any Licensed Marks in connection with Licensed Products that are associated with the Uncured Quality Issues.

(d) Continuing Efforts to Cure. Unless the Agreement has terminated as provided in ARTICLE 6, Licensee may continue its efforts toward completing the cure following a failure described in Section 4.7(c), and if the Quality Issues are cured to the reasonable satisfaction of Licensor, then Licensee’s rights to use the Licensed Marks shall be reinstated from that date forward.

4.8 Sublicensees. For the avoidance of doubt, the obligations of Licensee and the rights of Licensor under this ARTICLE 4 apply equally with respect to any sublicensee of Licensee. Nothing in this ARTICLE 4 shall be deemed to expand the rights of Licensee herein, to limit Licensee’s obligations hereunder, or to preclude Licensor from pursuing any other rights or remedies.

ARTICLE 5

ASSIGNMENT

5.1 By Licensor. This Agreement shall be freely assignable by Licensor.

5.2 By Licensee. Licensee shall not assign this Agreement or any of Licensee’s rights or obligations under this Agreement without the express written permission of Licensor, except that Licensee may assign this Agreement to a purchaser of all of the assets of [the LW Business]. No purported assignment in violation of the preceding sentence will be effective. No assignment will be effective until the assignee agrees in writing to be bound by the terms and conditions of this Agreement.

ARTICLE 6

TERM AND TERMINATION

6.1 Term. The Term of this Agreement shall begin on the Effective Date and shall continue perpetually, unless this Agreement is earlier terminated as set forth as provided in this ARTICLE 6.

6.2 Termination By Licensee. Licensee may terminate this Agreement by giving written notice to Licensor effective on the date of such written notice or on a specified date no later than six months following the date of the notice. Licensee shall cease all use of the Licensed Marks by the date of termination indicated in the notice.

6.3 Termination By Licensor For Material Breach. Licensor may terminate this Agreement upon a Material Breach of this Agreement by Licensee if such Material Breach remains uncured or otherwise unresolved for a period of 30 days following Licensee’s receipt of written notice from Licensor describing the breach. A “Material Breach” means any of the following:

(a) Licensee’s failure to comply with any of its obligations under ARTICLE 4 (Quality Assurance) or failure to comply with its obligation to remedy breaches that are not Material Breaches, as required by Section 6.5.

(b) Licensee’s conduct that Licensor reasonably believes will adversely impact or has adversely impacted the Licensed Marks, the goodwill associated with the Licensed Marks, or the reputation of Licensor;

(c) Licensee’s use of any Licensed Marks on any product or service other than the Licensed Products or Licensee’s use of any marks of Licensor other than the Licensed Marks; or

(d) Licensee’s purported assignment, sublicense or grant of rights in breach of the prohibitions set forth in Section 2.4.

6.4 Upon Licensee Ceasing Use of the Licensed Marks. Licensor may terminate this Agreement immediately upon written notice if Licensee ceases substantially all use of all Licensed Marks or publicly announces its intention to do so. Licensor may not exercise this right if Licensee has previously given a notice under Section 6.2 that specifies an effective date of termination later than the date of the announced intended cessation of use.

6.5 Other Breach. Other than a breach of ARTICLE 4 (Quality Assurance), a Party may provide the other Party with written notice alleging that the receiving Party has breached an obligation under this Agreement. The written notice must set forth with particularity a description of the purported breach and requested actions to remedy the breach. The Party accused of breach in such notice will have 60 days from the date of the notice to cure the breach.

6.6 Effect of Termination.

(a) Reversion Rights. Upon the effective date of termination, all of Licensee’s rights in this Agreement shall immediately revert to Licensor. Licensee and its sublicensees shall promptly cease all use of the Licensed Marks and any marks substantially or confusingly similar variations thereof by the time periods indicated in this Section 6.6 or, in the case of termination by Licensee under Section 6.2, by the date indicated in Licensee’s notice. For so long as Licensee and its sublicensees continue to use the Licensed Marks, whether or not permitted, they shall comply with all provisions of this Agreement applicable to that use, including but not limited to ARTICLE 4 (Quality Control).

(b) Time Periods. Upon termination under Section 6.3, Licensee shall, and shall cause all sublicensees to: (i) as soon as reasonably practical, but no later than 30 days following the effective date of termination, cease producing or manufacturing Licensed Products, Marketing Materials, and Promotional Items using or bearing any of the Licensed Marks; (ii) as soon as reasonably practical, commence the actions described in paragraph 6.6(c) for domain names; and (iii) as soon as reasonably practical, but no later than 90 days following the effective date of the termination, cease all use of the Licensed Marks, including using, selling or otherwise distributing Licensed Products, Marketing Materials, Promotional Items or any other item bearing or using any of the Licensed Marks, regardless of when produced or manufactured.

(c) Upon termination of this Agreement for any reason, Licensee shall take all necessary steps to transfer promptly to Licensor the registrations for all domain names containing the Licensed Marks or marks confusingly similar thereto registered to Licensee or within its power, possession or control.

ARTICLE 7

INDEMNIFICATION

7.1 By Licensee. Licensee shall defend, indemnify and hold harmless Licensor and its Affiliates and its and their successors, legal representatives or assigns, and their respective officers, agents, employees and representatives (collectively, “Licensor Indemnitees”), from and against all damages, liabilities, losses, costs and expenses of any and every nature or kind whatsoever, (including reasonable attorneys’ fees and disbursements and all amounts paid in investigation, defense or settlement of the foregoing) (collectively, “Damages”) that any of the Licensor Indemnitees may incur as a result of third-party actions, proceedings, or claims arising out of or in consequence of: (a) the formulation, manufacture, production, packaging, transportation, storage, performance, marketing, merchandising, promotion, advertisement, distribution, or sale of any product, material, or service by or on behalf of Licensee, its Affiliates or its sublicensees that bear, use, or are associated with the Licensed Marks, including, without limitation, any Licensed Product, under any theory of including without limitation product liability, tort, or otherwise; (b) any breach of this Agreement by Licensee; (c) use of the Licensed Marks by Licensee or its Affiliates or their employees, agents, or sublicensees in a manner that infringes the rights of any third party; and (d) any failure by Licensee or its Affiliates or their employees, agents, or sublicensees to comply with applicable law in connection with this Agreement.

7.2 By Licensor. Licensor shall defend, indemnify and hold harmless Licensee and its Affiliates and its and their successors, legal representatives or assigns, and their respective officers, agents, employees and representatives (collectively “Licensee Indemnitees”), from and against all Damages that any of the Licensee Indemnitees may incur as a result of third-party actions, proceedings, or claims to the extent arising out of or in consequence of: (a) the formulation, manufacture, production, packaging, transportation, storage, performance, marketing, merchandising, promotion, advertisement, distribution or sale of any product, material or service by or on behalf of Licensor, its Affiliates or its licensees (other than Licensee or its Affiliates or their sublicensees) that bear or use the Licensed Marks, including, without limitation under any theory of product liability, tort, or otherwise; (b) any breach of this Agreement by Licensor; (c) use of the Licensed Marks by Licensor or its Affiliates or their employees, agents, or sublicensees in a manner that infringes the rights of any third party; and (d) any failure by Licensor or its Affiliates or their employees, agents or sublicensees to comply with applicable law in connection with this Agreement.

ARTICLE 8

REPRESENTATIONS AND WARRANTIES

8.1 Representations and Warranties. Each Party represents and warrants that:

(a) the Party has the full legal right, title, interest, power, and authority to enter into this Agreement and to perform its legal obligations hereunder, and has taken all necessary action to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder;

(b) this Agreement has been duly executed and delivered on behalf of the Party and constitutes a legal, valid, binding obligation, enforceable against the Party in accordance with its terms; and

(c) to the best of the Party’s knowledge and belief, the execution and delivery of this Agreement and the performance of the Party’s obligations hereunder do not conflict with or violate any requirement of applicable laws or regulations and do not conflict with, or constitute a default under, any contractual obligation of the Party.

ARTICLE 9

DISCLAIMER OF WARRANTIES

9.1 Disclaimer. NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, THE LICENSES GRANTED IN THIS AGREEMENT TO LICENSEE ARE GRANTED ON AN “AS IS” BASIS WITH NO REPRESENTATIONS OR

WARRANTIES OF ANY KIND, AND LICENSOR, ON BEHALF OF ITSELF AND ITS AFFILIATES, HEREBY EXCLUDES AND DISCLAIMS ANY EXPRESS OR IMPLIED REPRESENTATIONS OR WARRANTIES OF ANY KIND WITH RESPECT TO THE LICENSES AND LICENSED MARKS, INCLUDING THOSE REGARDING MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE, ENFORCEABILITY, AND NON-INFRINGEMENT, AND ANY WARRANTIES IMPLIED BY ANY COURSE OF DEALING OR TRADE USAGE.

ARTICLE 10

CONFIDENTIALITY

10.1 Certain terms and conditions of this Agreement and the information disclosed by or on behalf of one Party to the other Party in connection with the performance of this Agreement constitute “Confidential Information.”

10.2 Each Party:

(a) shall hold, and shall cause its Affiliates and the officers, directors, employees and agents of any of them to hold, all Confidential Information of the other Party in strict confidence, exercising at least the same degree of care that it applies to its own business sensitive and proprietary information; and

(b) shall not disclose, and shall cause its Affiliates and the officers, directors, employees and agents of any of them to not disclose, the other Party’s Confidential Information to any other Person, except as expressly permitted in this ARTICLE 10.

10.3 The obligations of the foregoing Section 10.2 will not apply:

(a) to the extent that disclosure is compelled by subpoena or other compulsory disclosure notice from a governmental authority or, in the opinion of the receiving Party’s counsel, by other requirements of law, but only after compliance with Section 10.4;

(b) to the extent the receiving Party can show that the Confidential Information was (a) in the public domain through no fault of such Party, its Affiliates, or any of the officers, directors, employees or agents of any of them; (b) later lawfully acquired from other sources by such Party, which sources are not themselves bound by a confidentiality obligation; or (c) independently generated without reference to any proprietary or confidential information of the disclosing Party; or

(c) to the receiving Party’s directors, officers, employees, agents, accountants, counsel and other advisors and representatives who (a) need to know such information for legitimate business purposes, and (b) have been advised of the confidentiality obligations in this ARTICLE 10.

10.4 If a Party receives a subpoena or other compulsory disclosure notice from a governmental authority requesting disclosure of Confidential Information that is subject to the confidentiality provisions of this Article, such Party shall promptly provide to the other Party a copy of the notice and an opportunity to seek reasonable protective arrangements. If such appropriate protective arrangements are not obtained, the Party that is required to disclose such information shall furnish, or cause to be furnished, only that portion of such Confidential Information that is legally required to be disclosed and shall use reasonable efforts to ensure that confidential treatment is accorded such information.

ARTICLE 11

GENERAL TERMS

11.1 Performance. Each Party shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations to be performed by any Subsidiary of such Party under this Agreement.

11.2 Counterparts. This Agreement may be executed in multiple counterparts (any one of which need not contain the signatures of more than one Party), each of which will be deemed to be an original but all of which taken together will constitute one and the same agreement. This Agreement, and any amendments hereto, to the extent signed and delivered by means of a facsimile machine or other electronic transmission, will be treated in all manner and respects as an original agreement and will be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. At the request of any Party, the other Party will re-execute original forms thereof and deliver them to the requesting Party.

11.3 Entire Agreement. This Agreement, including its Schedules, constitutes the entire agreement between the Parties with respect to its subject matter and supersedes all prior negotiations, agreements, and understandings of the Parties of any nature, whether oral or written, with respect to such subject matter.

11.4 Force Majeure. If any Person is prevented from or delayed in complying, either totally or in part, with any of the terms or provisions of this Agreement by reason of fire, flood, storm, strike, walkout, lockout or other labor trouble or shortage, delays by unaffiliated suppliers or carriers, shortages of fuel, power, raw materials or components, equipment failure, any Law, order, proclamation, regulation, ordinance, demand, seizure or requirement of any legal or regulatory authority, riot, civil commotion, war, rebellion, act of terrorism, nuclear or other accident, explosion, casualty, pandemic, or act of God, or act, omission or delay in acting by any Governmental Authority, in each case, that is beyond the reasonable control and without the fault of such Party (it being understood and agreed by the Parties that any events for which a reasonable provider of similar services or a reasonable user of similar services would have adequate contingencies to avoid such events shall not, under any circumstances, be considered beyond the reasonable control of a Person), then upon notice from one Party to the other Party, the affected provisions and/or other requirements of this Agreement shall be suspended during the period of such disability and, unless otherwise set forth herein to the contrary, the affected Party shall have no liability to the other Party in connection therewith. The affected Party shall use Commercially Reasonable Efforts (as defined in the Separation Agreement) to promptly remove such disability as soon as possible; provided, however, that nothing in this Section 11.4 will be construed to require the settlement of any strike, walkout, lockout or other labor dispute on terms which, in the reasonable judgment of the affected Party, are contrary to its interest. It is understood that the settlement of a strike, walkout, lockout or other labor dispute will be entirely within the discretion of affected Party. Upon becoming aware of a disability causing a delay in performance or preventing performance of any obligations under this Agreement, the affected Party shall promptly notify the other Party in writing of the existence of such disability and the anticipated duration of the disability.

11.5 Severability. The Parties agree that (a) the provisions of this Agreement will be severable in the event that for any reason whatsoever any of the provisions hereof are invalid, void or otherwise unenforcable, (b) any such invalid, void or otherwise unenforceable provisions will be replaced by other provisions which are as similar as possible in terms to such invalid, void or otherwise unenforceable provisions but are valid and enforceable, and (c) the remaining provisions will remain valid and enforceable to the fullest extent permitted by applicable law.

11.6 No Third Party Beneficiaries. Except as otherwise provided in ARTICLE 7 (Indemnification), this Agreement is solely for the benefit of the Parties and their respective successors and permitted assigns and does not confer on third parties any remedy, claim, reimbursement, claim of action or other right in addition to those existing without reference to this Agreement.

11.7 Amendments and Waivers.

(a) This Agreement may be amended and any provision of this Agreement may be waived; provided, however, that any such amendment or waiver, as the case may be, is in writing and signed, in the case of an amendment, by the Parties or, in the case of a waiver, by the Party against whom the waiver is to be effective. No course of dealing between or among any Persons having any interest in this Agreement will be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any Party under or by reason of this Agreement.

(b) No delay or failure in exercising any right, power or remedy hereunder will affect or operate as a waiver thereof, nor will any single or partial exercise thereof or any abandonment or discontinuance of steps to enforce such a right, power or remedy preclude any further exercise thereof or any other right, power or remedy.

11.8 Construction. The descriptive headings herein are inserted for convenience of reference only and are not intended to be a substantive part of or to affect the meaning or interpretation of this Agreement. Reference to any agreement, document or instrument means such agreement, document or instrument as amended or otherwise modified from time to time in accordance with the terms thereof, and if applicable hereof. References in this Agreement to any document, instrument or agreement (including this Agreement) includes and incorporates all exhibits, disclosure letters, schedules and other attachments thereto. Unless the context otherwise requires, any references to a “Section” or “Article” will be to a Section or Article of this Agreement. The use of the words “include” or “including” in this Agreement will be deemed to be followed by the words “without limitation.” The use of the word “covenant” will mean “covenant and agreement.” The use of the words “or,” “either” or “any” will not be exclusive. Days means calendar days unless specified as business days. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties, and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Except as otherwise expressly provided elsewhere in this Agreement, any provision herein which contemplates the agreement, approval or consent of, or exercise of any right of, a Party, such Party may give or withhold such consent in its sole and absolute discretion, the parties hereby expressly disclaiming any implied duty of good faith and fair dealing or similar concept.

11.9 No Agency. This Agreement is not be deemed or construed to create any partnership, joint venture, principal/agent or any other agency relationship between the Parties.

11.10 Successors and Assigns. This Agreement will be binding upon and inure to the benefit of the Parties and their successors and permitted assigns. The successors and permitted assigns of a Party will include any permitted assignee as well as the successors in interest to such permitted assignee, whether by merger or liquidation, including successive mergers or liquidations, or otherwise.

11.11 Survival. The terms and conditions set forth in Section 6.6 (Effect of Termination), ARTICLE 7 (Indemnification), ARTICLE 9 (Disclaimer of Warranties), ARTICLE 10 (Confidentiality), and ARTICLE 11 (General Terms), including the related definitions set forth in ARTICLE 1, and any other provisions which by their nature are intended to survive termination, shall survive any termination of this Agreement.

11.12 Governing Law and Jurisdiction. This Agreement will be governed by and construed and enforced in accordance with the substantive laws of the State of Delaware, without regard to the conflicts of laws provisions that would cause the laws of another state to apply. Except as expressly contemplated by another provision of this Agreement, the Parties irrevocably consent and submit to the exclusive jurisdiction of federal and state courts located in the State of Delaware.

11.13 Notices.

(a) All notices, requests, permissions, waivers and other communications hereunder will be in writing and will be deemed to have been duly given (i) when sent, if sent by facsimile, (ii) when delivered, if delivered personally to the intended recipient, and (iii) one business day following sending by overnight delivery via an international courier service and, in each case, addressed to a Party at the following address for such Party:

If to Licensor:

ConAgra Foods, Inc.

[Address]

[Address]

Attention: [                                        ]

Facsimile: [                                        ]

If to Licensee:

[IPCo]

[Address]

[Address]

Attention: [                                        ]

Facsimile: [                                        ]

(b) A Party may change its address for notice by written notice given in accordance with the foregoing provisions. Notwithstanding the manner of delivery, whether or not in compliance with the foregoing provisions, any notice, demand or other communication actually received by a Party shall be deemed delivered when so received.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties, intending to be legally bound, have executed this Agreement.

CONAGRA FOODS RDM, INC.

By:
Name:
Title:

[ ]

By:
Name:
Title: